Exhibit 99.1

Northstar Neuroscience Announces Management Additions; Names Chief Operating Officer and Hires Vice President of Regulatory Affairs and Quality Assurance

John Bowers promoted to Chief Operating Officer; Amy Peterson brings more than 25 years of regulatory and quality experience to Northstar

SEATTLE—(BUSINESS WIRE)—Nov. 28, 2006—Northstar Neuroscience, Inc. (Nasdaq:NSTR) today announced that John Bowers has been promoted to Chief Operating Officer. In addition, Amy Peterson has joined the senior management team as Vice President of Regulatory Affairs and Quality Assurance. Collectively, Bowers and Peterson have more than 40 years of management expertise in the healthcare industry.

At Northstar, Bowers had served as Executive Vice President since December 2005, and prior to that was Vice President of Marketing and Business Development. Before joining Northstar, Bowers served in a number of leadership roles at Guidant Corporation and Eli Lilly, including head of business development and marketing for Guidant’s XIENCE™ V drug eluting stent program. As Chief Operating Officer, Bowers will have responsibility for marketing, reimbursement, business development, clinical affairs, and product development. Bowers will continue to report to Alan Levy, Ph. D., Northstar’s President and CEO. The other functions in the Company will also continue to report directly to Dr. Levy.

Peterson has more than 25 years of regulatory affairs, quality and medical device experience, including senior leadership roles in regulatory and quality assurance at leading medical technology companies such as Sulzer IntraTherapeutics and Medtronic, and most recently at Lumen BioMedical. As Vice President of Regulatory Affairs and Quality Assurance, Peterson will be responsible for Northstar’s global product approval strategy, including regulatory affairs and compliance, domestic and international submissions, and quality systems.

“John has been a key member of our management team since he joined Northstar in 2004,” noted Dr. Levy. “He has led the development of Northstar’s marketing and business strategies, and has been a key contributor to the EVEREST pivotal trial for stroke motor recovery as well as our trials for other clinical applications. We are extremely pleased to have John bring his broad perspective to his additional responsibilities as COO at Northstar, which will include coordinating our product development and commercialization strategies. We are also very pleased to have an executive with Amy’s depth and breadth of experience and accomplishments joining the Northstar team. Their leadership strengthens our management team and will be critical to helping Northstar fully capitalize on the significant opportunities for cortical stimulation therapy.”

About Northstar Neuroscience

Northstar Neuroscience, Inc. is a medical device company focused on developing and commercializing innovative neurostimulation therapies to restore function and quality of life for people suffering from stroke and other neurological diseases and disorders. Northstar’s cortical stimulation therapy system is an investigational device that is in clinical trials for several indications, including stroke motor recovery, aphasia, tinnitus and depression. For more information, visit www.northstarneuro.com.